Exhibit 15.4

SRK Consulting
Suites 7-9, Level 6
141 Queen Street, Brisbane QLD 4000, Australia

GPO Box 1881, Brisbane QLD 4001, Australia

Email: brisbane@srk.com.au
www.srk.com.au

Tel: 61 7 3832 9999
Fax: 61 7 3832 9330

To the Board of Directors of

Vale S.A. (“Vale”)

Ladies and Gentlemen:

Neville Terry of SRK Consulting hereby consents to

(a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2010 (the “2010 20-F”) as having prepared certain coal reserve estimates and

(b) the incorporation by reference of the 2010 20-F into the Registration Statements on Form F-3 of: Vale and Vale Overseas Limited (File Nos. 333-162822 and 333-162822-01); Vale and Vale Capital II (File Nos. 333-160448 and 333-160448-01); and Vale and Vale Capital Limited (File Nos. 333-143857 and 333-143857-01).

Very truly,

/s/ N Terry
N Terry

Principal Consultant (Coal Mining)

20th January 2011